As filed with the Securities and Exchange Commission on August 26, 2024

Registration No. 333-269268

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT NO. 333-269268
UNDER
THE SECURITIES ACT OF 1933

MariaDB plc
(Exact name of registrant as specified in its charter)

Ireland	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

699 Veterans Blvd
Redwood City, CA 94063
(855) 562-7423
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul O’Brien
Chief Executive Officer
699 Veterans Blvd
Redwood City, CA 94063
(855) 562-7423
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Samantha H. Crispin Baker Botts L.L.P. 2001 Ross Avenue, Suite 900 Dallas, Texas 75201 (214) 953-6500	Fergus Bolster Matheson LLP 70 Sir John Rogerson’s Quay Dublin 2, Ireland +353 1 232 2000

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging growth company:	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-1 (the “Registration Statement”) filed by MariaDB plc, an Irish public limited company (“MariaDB” or the “Company”), with the United States Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form  S-1 (No. 333-269268), which was last amended and filed by MariaDB with the SEC on March 3, 2023, registering up to (i) 16,351,314 ordinary shares, nominal value $0.01 per share, of the Company (“Ordinary Shares”) underlying warrants to purchase Ordinary Shares; (ii) 56,414,951 Ordinary Shares held by selling holders, and (iii) 7,310,297 warrants to purchase Ordinary Shares held by selling holders.

On July 25, 2024, Meridian BidCo LLC (“Bidco”) acquired a total of 61,263,283 Ordinary Shares, representing 88.70% of the issued share capital of MariaDB as of July 22, 2024, pursuant to an unsolicited offer to purchase all of the issued and to be issued ordinary shares of the Company (the “Offer”). On July 26, 2024, Bidco sent compulsory acquisition notices to those MariaDB shareholders who did not accept the Offer (the “Non-Assenting Shareholders”). On August 26, 2024, Ordinary Shares held by the Non-Assenting Shareholders were acquired compulsorily by Bidco on the same terms as the Offer (the “Buy Out”). Consequently, as a result of the completion of the Offer and the Buy Out, Bidco owns all of the issued and outstanding Ordinary Shares.

As a result of the completion of the Offer and the Buy Out, the Company is filing this Post-Effective Amendment to terminate any and all offerings of its securities pursuant to the Registration Statement and to deregister any and all securities that remain unsold under the Registration Statement as of the date hereof. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a Post-Effective Amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on August 26, 2024.

MARIADB plc

By:	/s/ Conor McCarthy
Conor McCarthy
Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.